Exhibit 99.1

NEWS RELEASE

CONTACT:
Randi Sonenshein
Senior Vice President, Finance and Strategy
713-331-4967
(rsonenshein@stagestores.com)

Stage Stores Board Declares Quarterly Cash Dividend

HOUSTON, TX, February 16, 2017 - Stage Stores, Inc. (NYSE: SSI) today announced that its Board of Directors declared a quarterly cash dividend of 15 cents per share on the Company’s common stock, payable on March 15, 2017 to shareholders of record at the close of business on February 28, 2017.

About Stage Stores
Stage Stores, Inc. operates 798 specialty department stores in 38 states and a direct-to-consumer channel under the BEALLS, GOODY'S, PALAIS ROYAL, PEEBLES and STAGE nameplates. The Company’s stores, predominantly located in small towns and communities, and direct-to-consumer business offer a moderately priced, broad selection of trend-right, brand name apparel, accessories, cosmetics, footwear and home goods for the entire family. The Company’s direct-to-consumer channel includes its e-commerce website and Send program. Its e-commerce website features assortments of merchandise similar to that found in its stores, as well as products available exclusively online. The Send program allows customers in the stores to have merchandise shipped directly to their homes if the merchandise is not available in the local store. For more information about Stage Stores, visit the Company’s website at www.stagestoresinc.com.